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                                                                  Exhibit 4.2(b)

                             WAIVER AND AMENDMENT

                                August 21, 1997

David L. Erdmann
Chairman of the Board
Outlook Group Corp.
1180 American Drive
Neenah, WI 54956

      Reference is hereby made to that certain Amended and Restated Note Purchase Agreement, dated as of November 5, 1996, as amended prior to the date hereof (as so amended, the "Note Purchase Agreement") between Outlook Group Corp. (the "Company") and the undersigned State of Wisconsin Investment Board (the "Lender"). All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms by the Note Purchase Agreement.

      The Company has requested that the Lender waive certain defaults under the Note Purchase Agreement, which existed prior to the date of this Waiver and to amend the Note Purchase Agreement. The Lender has agreed to do so on the condition that the Company comply with the terms and conditions set forth herein.

1.    WAIVER.  The Lender and the Company hereby agree as follows:

      The Company has provided the Lender with financial information which reflects that the following Events of Default have occurred under the Note Purchase Agreement: (a) the Fixed Charge Coverage Ratio for the three consecutive fiscal quarter period ended May 31, 1997 and was 1.16 to 1.0, which was less than the minimum Fixed Charge Coverage Ratio required under Section 6.8(c) of the Note Purchase Agreement of 1.20 to 1.0; and (b) the Adjusted Tangible Net Worth as of May 31, 1997 was $32,833,000.00, which was less than the Adjusted Tangible Net Worth required under Section 6.8(a) of the Note Purchase Agreement of $34,000,000.00.

      Subject to the conditions set forth in Paragraph 4 below, the Lender hereby waives the foregoing Events of Default with the understanding that the waivers are only applicable and shall only be effective in the specific instance and for the specific purpose for which given and for the specific period made. The waivers are expressly limited to the facts and circumstances referred to herein and shall not operate


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                                                                 Exhibit 4.2 (b)

      (a) as a waiver of or consent to non-compliance with any other sections of the Note Purchase Agreement, (b) as a waiver of, or a restriction on or prejudice with respect to, any right, power, or remedy of the Lender under the Note Purchase Agreement, or (c) as a waiver of or consent to any other Event of Default or Event under the Note Purchase Agreement.

2.    AMENDMENT.  The Note Purchase Agreement is hereby amended as follows:

      a.    The definition of "Adjusted Tangible Assets" appearing in
            Section 2.1 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

            "Adjusted Tangible Assets" means all of the Company's and its Subsidiaries consolidated assets except; (a) goodwill; (b) assets of the Company or any Subsidiary constituting Intercompany Accounts; (c) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the Closing Date; and (d) promissory notes payable to the Company or and Subsidiary constituting either (i) promissory notes taken by the Company or a Subsidiary in payment of an account receivable owing to that person, or (ii) that certain promissory note dated May 12, 1997 made by Barrier Films Corporation in favor of the Company in the face principal amount of $2,300,000.00.

      b. The definition of "Fixed Charges" appearing in Section 2.1 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

            "Fixed Charges" means as to the Company and its Subsidiaries on a consolidated basis, for any fiscal period, the sum of (i) interest expenses paid or payable in cash; (ii) scheduled installments of principal paid or payable with respect to Debt for borrowed money and Capital Leases; (iii) that portion of Capital Expenditures not financed by borrowing from third parties; (iv) income taxes paid or payable in cash; and (v) scheduled increases in the IRB Reserve.

      c. There is created in Section 2.1 of the Note Purchase Agreement a definition for "IRB Reserve", to read as follows.



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                                                                 Exhibit 4.2 (b)


            "IRB Reserve" means as to the Company and any Subsidiary or as to the Company and all of its Subsidiaries in the aggregate, as applicable, as of any date of determination, the amount owing by Company or any Subsidiary (as applicable) under industrial revenue bonds outstanding, less the amount that would have been outstanding under those industrial revenue bonds, if those industrial revenue bonds had amortized in equal installments over a seven-year period commencing as of the Closing Date.

     d. Section 7.13 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows.

            7.13 Capital Expenditures. The Company will not permit any Subsidiary to, make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Company and its Subsidiaries on a consolidated basis would exceed the following respective amounts in the following respective Fiscal Years: (i) $2,500,000 for the 1998 Fiscal Year; and (ii) $3,000,000 for the 1999 Fiscal Year and each Fiscal Year thereafter.

     e. section 6.8(a) of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

            (a) Adjusted Tangible Net Worth. Maintain Adjusted Tangible Net Worth of not less than the following amounts during the following periods: (i) $27,500,000 for the period from and including the last day of the fiscal quarter ended in August, 1997 to but excluding the last day of the fiscal quarter ended in November, 1997; (ii) $28,000,000 for the period from and including the last day of the fiscal quarter ended in November, 1997 to but excluding the last day of the fiscal quarter ended in May, 1998; (iii) $29,500,000 for the period from and including the last day of the fiscal quarter ended in February, 1999; and (iv) thereafter, increasing by the amount of $500,000 on the last day of the third fiscal quarter of each subsequent Fiscal Year.

     f. Section 6.8(b) of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:




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                                                                 Exhibit 4.2 (b)



            (b) Debt Ratio. Maintain a ratio of Indebtedness to Adjusted Tangible Net Worth not to exceed 1.50 to 1.0 as at the last day of each fiscal quarter.

     g. Section 6.8(c) of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

            (c) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for each period of four consecutive fiscal quarters (in each case taken as one accounting period) ending on the last day of each fiscal quarter of the Company.

3. OTHER TERMS UNCHANGED. This Waiver and Amendment does not constitute a waiver or amendment of any term, condition, or covenant in the Note Purchase Agreement other than as specifically set forth above. Nothing contained in this Waiver and Amendment or in any other document, or any course of dealing with the Company, shall be construed to imply that there is any agreement by the Lender to provide any waiver in the future. This Waiver shall not release, discharge, or satisfy any present or future debts, obligations, or liabilities of the Company to the Lender or any mortgage, security interest, lien, or other collateral or security of any of such debts, obligations, or liabilities of the Company. Except as expressly provided herein, the Lender reserves all rights and remedies under the Note Purchase Agreement, the Note, and the collateral documents delivered in connection therewith, including all other Loan Documents (the "Collateral Documents"). THIS IS A WAIVER AND AMENDMENT, BUT IS NOT A NOVATION.

4. CONDITIONS. The Waiver and Amendments under the Note Purchase Agreement set forth in paragraphs 1 and 2 above shall be effective upon the Lender's receipt of all of the following, each in form and substance satisfactory to the Lender:

     a.     A counterpart of this letter duly executed by the Company;

     b. A photocopy of a letter or other instrument duly executed by BankAmerica Business Credit, Inc. ("BABC") relating to the Loan and Security Agreement dated as of November 5, 1996 between the Company (and other companies affiliated with the Company) and BABC (the "Loan Agreement"), pursuant to which BABC shall have (i) waived the events of default that may have occurred


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                                                                 Exhibit 4.2 (b)


         under the Loan Agreement as a result of, or in connection with, the defaults described in paragraph 1, above, and (ii) amended the Loan and Security Agreement in a manner consistent with the amendments to the Note Purchase Agreement described in paragraph 2, above;

    c. A photocopy of all such other notices, consents and/or waivers that may be required to be delivered or obtained by the Company in connection with the occurrence of the defaults under the Note Purchase Agreement, all of which items shall reflect any necessary consents and/or waivers that are required to be obtained by the Company with respect to such defaults.

5. NO DEFENSE. The Company acknowledges and agrees that the obligations under the Note Purchase Agreement and the Note exist and are owing with no offset, defense, or counterclaim assertable by the Company and that the Note Purchase Agreement, Note, and Collateral Documents are valid, binding, and fully enforceable according to their respective terms.

6. FEES AND COSTS. The Company shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by the Lenders in connection with the administration and enforcement of this Waiver, including all costs of collection, and including without limitation the reasonable fees and disbursements of counsel for the Lender, whether or not any transaction contemplated by this Waiver is consummated.

7. SUCCESSORS. The provisions of this Waiver and Amendment shall inure to the benefit of and be binding upon any successor to any of the parties hereto.

8. SURVIVAL. All agreements, representations, and warranties made herein shall survive the execution of this waiver, and the making of the loans under the Note Purchase Agreement.

9. GOVERNING LAW. This Waiver and Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

10. COUNTERPARTS. This Waiver and Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.



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                                                                Exhibit 4.2 (b)


     If the foregoing is satisfactory to you, please sign and return the form of acceptance below.

                                STATE OF WISCONSIN INVESTMENT BOARD



                                By:  /s/ Robert L. Zobel
                                    ---------------------------------------
                                     Robert L. Zobel, Investment Director


                                Accepted and agreed to this 26th day of August, 1997

                                OUTLOOK GROUP CORP.
                                (f/k/a Outlook Graphics Corp.)



                                By:  /s/ David L. Erdmann
                                   ----------------------------------------
                                   David L. Erdmann, Chairman of the Board








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